CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Post-Effective Amendment No. 28 to the registration statement on Form N-4 (the "Registration Statement") of our report dated March 29, 2002, relating to the financial statements of LBVIP Variable Annuity Account I, which appear in such Registration Statement. We also consent to the references to us under the heading "Independent Accountants and Financial Statements" in such Registration Statement.

We also consent to the use in such Registration Statement of our report dated March 1, 2002, relating to the financial statements of Lutheran Brotherhood Variable Insurance Products Company, which appear in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 28, 2003